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                                                                    Exhibit 5.01




                                                                November 5, 2003


The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut  06115



                      Registration Statement on Form S-4 of
                   The Hartford Financial Services Group, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement"), which includes a form of Prospectus (the "Prospectus") relating to the proposed offering by the Company of $320,000,000 aggregate principal amount of the Company's 4.625% Senior Notes due 2013 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 4.625% Senior Notes due 2013 (the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture, dated as of October 20, 1995, between the Company and JPMorgan Chase Bank, as trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 1, dated as of December 27, 2000, between the Company and the Trustee, and Supplemental Indenture No. 4, dated as of July 10, 2003, between the Company and the Trustee (as so supplemented the "Indenture").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such investigations of law, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of,
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The Hartford Financial                  2                       November 5, 2003
  Services Group, Inc.


representations, statements and certificates of or from public officials and of or from officers and representatives of the Company and others. With your permission, for purposes of the opinion expressed herein, we have assumed that
(i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee had and has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, (iii) the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

         Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that, upon the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be valid and binding obligations of the Company.

         The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

         We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,



                                        /s/ Debevoise & Plimpton